UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 14, 2012

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California		91320-1799
(Address of principal executive offices)		(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2012, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of Amgen Inc. (the “Company”) approved awards of performance units and the performance goals for the performance period commencing January 1, 2012 and ending December 31, 2014 (the “2012-2014 Performance Period”) under the Amgen Inc. 2009 Performance Award Program (the “Performance Program”).

The goal design, terms and calculations of the performance units for the 2012-2014 Performance Period (the “2012-2014 Performance Units”) are identical to those of the performance units for the 2011-2013 performance period (the “2011-2013 Performance Units”) that commenced January 1, 2011 and will end December 31, 2013, except that the Company’s peer group has been updated to include Allergan, Inc. and Celgene Corporation. Like the 2011-2013 Performance Units, the number of shares of the Company’s common stock, $.0001 par value per share (the “Common Stock”) earned at the end of the 2012-2014 Performance Period is determined by the Company’s total shareholder return (“TSR”) compared to the average of the TSRs of the 15 companies in the Company’s peer group for such period as follows: the payout percentage equals 100% plus two times the percentage difference of the Company’s TSR less the average of the TSRs of the companies in Company’s peer group, which may be a positive or negative amount. The maximum number of performance units that may be earned continues to be 150% of the target performance units granted for the 2012-2014 Performance Period. In addition, in response to the Company’s decision to grant dividends to the Company’s stockholders, the Committee approved amendments to the Performance Program and form agreements for grants of restricted stock units (“RSUs”) and performance units to grant dividend equivalents on all grants of RSUs and performance units, commencing with the 2012-2014 Performance Units and the 2012 annual grant of RSUs.

As previously reported, Mr. Kevin W. Sharer notified the Company of his plan to step down as the Chief Executive Officer of the Company effective May 23, 2012 and as Chairman of the Board and an employee of the Company at the end of 2012. In determining the value of Mr. Sharer’s grant of 2012-2014 Performance Units and the 2012 annual grant of RSUs awarded to Mr. Sharer under the Company’s 2009 Equity Incentive Plan, the Committee reduced the amount that would have otherwise been granted to Mr. Sharer to reflect his shortened service period as the Company’s Chief Executive Officer through May 23, 2012 and provided that the provisions of the Performance Program and the Company’s form RSU grant agreement, requiring pro-ration of the performance units earned or RSUs vesting, as applicable, upon the occurrence of certain events, including death, disability or retirement, shall not apply to Mr. Sharer’s grant of 2012-2014 Performance Units or 2012 annual grant of RSUs. The value of Mr. Sharer’s grant of 2012-2014 Performance Units and 2012 annual grant of RSUs is $2,560,000 and $640,000, respectively. As with all awards in 2012 under the Performance Program and the 2012 annual grant of RSUs to our executive officers, the actual number of performance units and RSUs awarded will equal the cash value divided by the daily closing price of the Common Stock on the day that is two business days after the release of the Company’s 2012 first quarter earnings, which is currently expected on April 24, 2012. In addition, the Company anticipates, and the Committee approved, that the Company will provide Mr. Sharer with a leased office space and secretarial and information technology support through December 31, 2017. Through the end of Mr. Sharer’s employment with the Company on December 31, 2012, the Company will continue to pay Mr. Sharer a regular salary at his current base salary rate. Mr. Sharer’s target cash incentive award remains at 150% of base salary for 2012 compensation and will be reduced to reflect his shortened service period as the Company’s Chief Executive Officer through May 23, 2012. During 2012, Mr. Sharer will also continue to participate in the normal benefits and perquisites as currently provided by the Company to Mr. Sharer.

In recognition of Mr. Robert A. Bradway’s promotion to Chief Executive Officer effective May 23, 2012, the Committee approved a base salary increase effective as of May 21, 2012 for Mr. Bradway of approximately 36% to $1,400,000 annually and increased the target cash incentive award for Mr. Bradway to 130% of his base salary for 2012 compensation. In addition, the Committee increased the target cash incentive award for the Company’s executive vice presidents under the Company’s Executive Incentive Plan from 80% of base salary to 90% of base salary for 2012 compensation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: March 20, 2012
	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary

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